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                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549
                                -----------------

                                    FORM N-8A

       NOTIFICATION OF REGISTRATION FILED PURSUANT TO SECTION 8(a) OF THE
                         INVESTMENT COMPANY ACT OF 1940

         The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of
Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

                               -------------------

                            CTB SECURITIES TRUST FUND
                            -------------------------
                                     (Name)

              22939 HAWTHORNE BOULEVARD, TORRANCE, CALIFORNIA 90505
              -----------------------------------------------------
                     (Address of Principal Business Office)

                     Telephone Number, including Area Code:
                                 (310) 791-8002

                                    HELEN LIN
                            22939 HAWTHORNE BOULEVARD
                               TORRANCE, CA 90505
                               ------------------
               (Name and Address of Agent for Service of Process)

Check Appropriate Box:

         Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:

                             YES    [  ]                  NO     [X]




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        Item 1.       CTB Securities Trust Fund

        Item 2.       Massachusetts; August 28, 2000

        Item 3.       Business Trust

        Item 4.       Management company

        Item 5.       a.     closed-end
                      b.     non-diversified

        Item 6.       Henry Peng
                      22939 Hawthorne Boulevard
                      Torrance, CA 90505

                      Jesse Kung
                      22939 Hawthorne Boulevard
                      Torrance, CA 90505

                      Yu-Ching Lau
                      22939 Hawthorne Boulevard
                      Torrance, CA 90505

        Item 7.       Jeffrey L. S. Koo - Trustee and Chairman
                      22939 Hawthorne Boulevard
                      Torrance, CA 90505

                      Henry Peng - Trustee and President
                      22939 Hawthorne Boulevard
                      Torrance, CA 90505

                      Nick Chen - Trustee
                      c/o Santec Inc.
                      3501 Challenger Street
                      Torrance, CA 90503

                      Sherry Chen Hsu - Trustee
                      1160 Shadow Hill Way
                      Beverly Hills, CA 90210

                      Clark Hsu - Trustee
                      1160 Shadow Hill Way
                      Beverly Hills, CA 90210



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                      Yu-Ching Lau - Chief Financial Officer
                      22939 Hawthorne Boulevard
                      Torrance, Ca 90505

                      Helen Lin - Secretary
                      22939 Hawthorne Boulevard
                      Torrance, CA 90505

        Item 8.       Not Applicable

        Item 9.       a.     No
                      b.     Not Applicable
                      c.     No
                      d.     Yes
                      e.     1

        Item 10.      $1000

        Item 11.      No

        Item 12.      Not Applicable




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         Pursuant to the requirements of the Investment Company Act of 1940, the registrant has caused this notification of registration to be duly signed on its behalf in the City of Torrance, California on this 30th day of August, 2000.

                                        Signature:   CTB Securities Trust Fund

                                               By: /s/ Henry Peng
                                                   ------------------------
                                                   President

Attest: /s/ Yu-Ching Lau
       --------------------------
Title: Chief Financial Officer




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